     As filed with the Securities and Exchange Commission on July 12, 1999

                                                                Registration No.
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  ___________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  ___________
                             INFERENCE CORPORATION
            (Exact name of Registrant as specified in its charter)

         Delaware                       100 Rowland Way                 953436352
(State or other jurisdiction of      Novato, California 94945         (IRS Employer
 incorporation or organization)           (415) 893-7200          Identification Number)

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 ____________
                                 Mark A. Wolf
                  Vice President and Chief Financial Officer
                             Inference Corporation
                                100 Rowland Way
                           Novato, California 94945
                                (415) 893-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ___________
                                   Copies to:
                           Thomas C. DeFilipps, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                          Palo Alto, California 94304
                                (650) 493-9300

                                  ___________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

====================================================================================================================================
Title of Each Class of Securities to be Registered                      Proposed Maximum       Proposed Maximum
                                                      Amount to be     Offering Price per     Aggregate Offering      Amount of
                                                       Registered          Unit/(1)/                Price          Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value                    197,085              $4.1719               $822,219             $229
------------------------------------------------------------------------------------------------------------------------------------
Total                                                    197,085              $4.1719               $822,219             $229
====================================================================================================================================

(1) The Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) on the basis of the average of the high and low asked prices reported on the NASDAQ National Market on July 2, 1999.

                              ___________________
          The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                                197,085 SHARES

                         INFERENCE CORPORATION (LOGO)

                             CLASS A COMMON STOCK

                                 _____________
     This Prospectus relates to the registration for resale of 197,085 shares of Class A common stock, $0.01 par value of Inference Corporation. The Shares are outstanding shares of Inference that may be sold from time to time by or on behalf of certain stockholders of Inference or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, distribution or other non-sale related transfer. The selling stockholders acquired these shares in private transactions in which Inference acquired Verix Software, a corporation duly organized and existing under the laws of California.

     The shares may be offered by the selling stockholders from time to time in transactions on the NASDAQ National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling these shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have also agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling stockholders.

     Inference's common stock is quoted on the NASDAQ National Market under the symbol "INFR." On July 9, 1999, the last reported sale price of the common stock was $5 9/16 per share.

                               ________________

     Owning shares of Inference's common stock involves a high degree of risk. See "Risk Factors," beginning on page 4 of this prospectus before selling any of the common stock covered hereby.

                               ________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ________________

                                July  12, 1999

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
Prospectus Summary................................................................   3
Risk Factors......................................................................   4
This Prospectus Contains Forward Looking Statements...............................  16
Use of Proceeds...................................................................  16
Selling Stockholders..............................................................  17
Plan of Distribution..............................................................  18
Legal Matters.....................................................................  18
Experts...........................................................................  19
Where You Can Find Additional Information About Inference.........................  19
Information Incorporated by Reference.............................................  19
SEC Position on Indemnification for Securities Act Liability......................  20

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are allowing you to re-sell your shares of Inference common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares. In this prospectus, the "company," "Inference," "we," "us," and "our" refer to Inference Corporation.

                              PROSPECTUS SUMMARY

     Business Summary. We develop, market and support enterprise customer relationship management software solutions for self-service and agent-assisted customer contact centers to improve customer care. We offer a complete line of consulting, support and training services from offices throughout the U.S. and Europe. Our k-Commerce/TM/ Support family of products ("k-Commerce/TM/ Support") facilitates a conversation between the contact center and the customer to identify and resolve problems in external and internal customer support and service environments.

     Our primary focus to date has been on the customer support portion of the customer relationship management market, which includes external customer support and internal help desks. The customer support market is divided into two segments: problem management, where customer calls and information are tracked; and problem identification and resolution, where information is obtained from the customer and used to define the problem and provide a solution. We provide products focused primarily on the problem identification and resolution segment of the customer support market. We believe our products enable customers, employees and customer service agents to provide answers quickly and consistently on the basis of the following product strengths - multiple and global access options (full Contact Center support), ease of use for novice and experienced customer service agents, an enterprise-wide comprehensive knowledge base and intuitive conversation-based interactive access. Contact center access allows customers to find answers using the method that is most convenient for them - website, e-mail, interactive voice response ("IVR"), chat or Call Center. A comprehensive knowledge base takes advantage of experiences, documents and other forms of problem-solving data and makes this information available throughout the enterprise. Our value proposition is that it applies knowledge management to deliver customer care solutions for self-service and agent-assisted contact centers. We help our customers improve their customers' satisfaction, reduce support costs and fuel corporate growth through increased customer retention.

     Self-service solutions allow customers and employees to directly access a single comprehensive knowledge base through a wide-ranging set of access options. Self-service solutions improve customer satisfaction by providing global access to 7 by 24 support (7 days a week, 24 hours a day), reducing or eliminating waiting on hold or call center charges, and providing consistent accurate responses to their queries. Agent-assisted solutions allow customer service agents to access a central knowledge base helping them increase first call resolution, decrease response time, improve consistency and accuracy of responses, increase productivity and minimize training time.

     Our k-Commerce Support, our latest family of products, facilitates a successful conversation with customers, prospects and other employees using case-based reasoning (CBR) technology. A typical k-Commerce Support session begins with a description of the problem a user is having, which is matched to descriptions of previously solved problems. k-Commerce Support further refines the search, engaging in a conversation with the user until a very likely solution is presented. With our knowledge creation applications, experienced service agents, knowledge engineers and experts in the relevant subject matter can continuously capture their support expertise, creating a dynamic knowledge base that utilizes experiences, documents and other problem-solving data from throughout the organization.

     k-Commerce Support is scalable and available on Microsoft Windows NT. The knowledge creation applications support many database management systems, including Oracle, Informix, Sybase, Microsoft's SQL Server and IBM's DB2. k-Commerce Support works with stand-alone, client/server, Internet and intranet environments, providing companies with many options to deploy knowledge. We also provide Professional Services that include, consulting services, technical support and training for k-Commerce Support.

     Acquisition Of Verix Software. On April 30, 1999, Inference acquired Verix Software through the merger of a wholly-owned subsidiary of Inference with and into Verix. Following this merger, Verix became a wholly-owned subsidiary of Inference. As consideration for all the outstanding capital stock of Verix, we gave the Verix shareholders 197,085 shares of our Common Stock. This prospectus allows the Verix shareholders to sell their Inference stock in the marketplace upon effectiveness of the Form S-3 registration statement. For more information on the Form S-3, see "Where You Can Find Additional Information About Inference" on page 19.

                                 RISK FACTORS

     In evaluating an investment in the shares you should consider carefully the following risk factors in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment

We have recently experienced quarterly losses, we expect to incur losses in the near future and we may not ever become profitable.

     We have now experienced losses in three of the last five quarters. As of April 30, 1999, we had an accumulated deficit of approximately $23 million. We expect to continue to incur net losses in the near future and possibly longer. We anticipate that our expenses will continue to be high in the foreseeable future as we continue to develop our technology, expand our distribution channels and increase our sales and marketing activities. These efforts may prove more expensive than we currently anticipate and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. If we fail to increase our revenues to keep pace with our expenses, we will continue to incur losses. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis.

There are many factors, including some beyond our control, that may cause fluctuations in our quarterly operating results

     We have experienced significant quarterly fluctuations in operating results and we anticipate that such fluctuations will continue in the future depending on a number of factors described below and elsewhere in this "Risk Factors" section of this prospectus, including many that are beyond our control. As a result, we believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. These factors include:

     . Changes in demand for our software, including changes in industry growth rates for our products

     . Varying size, timing and contractual terms of customer orders for our products

     . Fluctuation of consulting service revenues depending upon the status of projects

     .    Varying budgeting cycles of our existing and potential customers

     . Any downturn in our customers' businesses, in the domestic economy or in international economies where our customers do substantial business

     . Changes in our pricing policies resulting from competitive pressures such as aggressive price discounting by our competitors

     . Our ability to develop and introduce on a timely basis new products or enhanced versions of our existing software

     . Changes in the mix of revenues attributable to domestic and international sales

     .    Seasonal buying patterns which tend to peak in the fourth quarter

     . Changes in the mix of revenue attributable to higher-margin software license revenue as opposed to substantially lower-margin service revenue

     Certain of the above factors can have a particularly significant effect on our quarterly results, and they include the following:

     Fluctuations in Large Contract License Revenue. The value of individual licenses as a percentage of quarterly revenues can be substantial, and particular licenses may generate a substantial portion of the operating profits for the quarter in which they are signed. To the extent Inference relies on these large orders to make our quarterly operating objects, failure to close such contracts in compliance with AICPA Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2") and in a specified time period could adversely affect our operating results.

     Varying Sales Cycle. Product revenue is also difficult to forecast because the market for client/server and web-based software products is rapidly evolving, and our sales cycle, from initial trial to multiple copy purchases and the provision of support services, varies substantially from customer to customer. Because our staffing and other operating expenses are based on anticipated revenues, a substantial portion of which is not typically generated until the end of each quarter, delays in the receipt of orders can cause significant variations in operating results from quarter to quarter. We also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, which may adversely affect Inference's operating results. Accordingly, we believe that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance.

     Potential Changes in Mix of License and Service Revenue. Historically, a majority of our revenue has been attributable to the licensing of our software products. Changes in the mix of software products and services sold by us, including the mix between higher margin software products and lower margin maintenance, consulting and training, could materially affect our operating results for future quarters.

     Due to all of the foregoing factors, it is likely that in some future quarters our operating results will be below the expectations of investors. Regardless of the general outlook for Inference's business, the announcement of quarterly operating results below investor expectations is likely to result in a decline in the trading price of Inference's Class A Common Stock.

Potential Year 2000 problems with our software or our internal operating systems could adversely affect our business

     Many computer systems were not designed to handle any dates beyond the year 1999, and therefore computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. We have completed a Year 2000 compliance review for all products released through April 30, 1999. We do not anticipate that addressing the Year 2000 problem for our products will have a material impact on operations or financial results. To date, costs incurred in remediating identified Year 2000 issues have not been material.

     All our products are capable of correctly identifying, manipulating, and performing calculations on dates later than December 31, 1999, where operations based on dates held in 2 digit format are affected due to re-sequencing from 99 to 00. We have instituted, within our product design specifications, the requirement that internal date representations are held in full format and manipulations are not performed on short formats. This assumes the software is used in accordance with its associated documentation and provided that when the software is linked up to other components, such components factor in the calendar date on the same conditions as our products. However, despite design review and ongoing testing, our products may contain undetected errors or defects associated with Year 2000 date handling. Known or unknown errors or defects in its products could result in (i) delay or loss of revenue; (ii) diversion of development resources; (iii) damage to reputation; and (iv) increased service and warranty costs. The occurrence of any of these errors or defects could adversely affect our business, operations and financial condition.

     Year 2000 issues may also affect the computer systems used internally by us to manage and operate our business. To date we have not incurred and do not believe that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be Year 2000 compliant. As of April 30, 1999, we were in the process of reviewing all internal hardware systems and software applications, both domestically and internationally, to determine that they are complaint with the Year 2000. However, we may experience significant unanticipated problems and costs caused by undetected errors or defects in internal systems. We believe that the worst-case scenario if such problems occur would be our inability to ship products and record revenue, which would materially adversely affect our business, operations and financial condition.

     We do not currently have any information concerning the Year 2000 compliance status of our customers or prospective customers. If current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures (especially technology expenditures reserved for software and services) to address Year 2000 compliance issues, our business, results of operations or financial condition would be materially adversely affected.

     We have funded our Year 2000 activities from available cash and we have not separately accounted for these costs in the past. To date, these costs have not been material. We may incur additional costs for administrative, customer support, internal IT and product engineering activities to address ongoing Year 2000 issues. We are in the process of developing a contingency plan to address situations that may result if unanticipated problems caused by undetected errors or defects in either internal systems or the Company's products arise. Our contingency plan is expected to be complete in the second quarter of fiscal year 2000. The cost of developing and implementing such a plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

Delays in product development may materially adversely affect our revenue

     Our primary product development effort is focused on building and enhancing the k-Commerce product line. There can be no assurance that the further development of this new product line will be completed successfully or on a timely basis or that the product will include the features required to achieve market acceptance. Our future operations will be substantially dependent on the k-Commerce product line, and failure to achieve market acceptance of this family of products would have a material adverse effect on Inference's business, operating results and financial condition.

     We have in the past experienced delays in software development, and there can be no assurance that we will not experience further delays in connection with its current product development or future development activities. Software products as complex as those offered by Inference may contain undetected errors when first introduced or as new versions are released. Despite the quality assurance procedures we currently have in place, there can be no assurance that errors will not be found in our new or enhanced products after commencement of commercial shipments, or that modifications to such products will not be required to satisfy customer requirements, resulting in loss of or delay in market acceptance. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on our business, operating results and financial condition.

Failure to achieve broad market acceptance of the k-Commerce suite of products may materially adversely affect our revenue

     We recently launched our k-Commerce support line of products which enhanced the functionality of our existing CBR product line and we intend to release our k-Commerce sales line of products which are intended to enable our customers to provide real-time and targeted sales promotions to drive Web direct selling. Broad market acceptance of our k-Commerce products is critical to our future success. As a result, a decline in demand for or failure to achieve broad market acceptance of k-Commerce products as a result of competition, technological change or otherwise would have a material adverse effect on our business, operating results and financial condition. As part of the k-Commerce initiative, we have entered into several partnering agreements for the purposes of extending the offerings and capabilities of our products. There can be no assurance that these relationships will translate into increased revenues or additional demand for our products.

Our industry changes rapidly due to evolving technology standards and our future success will depend on our ability to continue to meet the sophisticated needs of our customers

     The market for our products changes rapidly and our future success will depend on our ability to continue to timely meet changing market conditions and customer demands. The market for our products is characterized by rapid technological developments, evolving industry standards, swift changes in customer requirements and frequent new product introductions and enhancements. As a result, our success depends upon our ability to continue to enhance our existing products, respond to customer requirements, develop and introduce, in a timely manner, new products incorporating technological advances and to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database and networking platforms. We will have to develop and introduce enhancements to our existing products and new products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to:

     .    Rapid technological change

     .    Changing customer needs

     .    Frequent new product introductions

     . Evolving industry standards that may render existing products and services obsolete

     To the extent one or more of our competitors introduce products that more fully address customer requirements, our business, operating results and financial condition could be adversely affected. There can be no assurance that we will be successful in developing and marketing new products or enhancements to our existing products on a timely basis or that any new or enhanced products will adequately address the changing needs of the marketplace. As a result, our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to:

     .    Continue to enhance our existing products

     . Develop and introduce new applications that keep pace with technological advances on a timely and cost-effective basis

     .    Meet changing customer requirements

     .    Match or exceed the product deliveries of our competitors

     If we are unable to develop and introduce new products or enhancements to existing products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be materially and adversely affected. From time to time, we or our competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of our existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay their purchasing decisions in anticipation of such products, which could have a material adverse effect on our business, operating results and financial condition.

     We expect that our product development efforts will continue to require substantial investments to be able to attract and retain qualified software development engineers. We may not have sufficient resources to make the necessary investments. Any of these events could have a material adverse effect on our business, quarterly and annual operating results and financial condition.

We may lose large enterprise customer purchases which may materially adversely affect our revenue

     We occasionally sell our products to large enterprise customers. Large enterprise customers are expected to deploy our products in business critical operations which involve significant capital and management commitments by such customers. Potential large enterprise customers generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort and money educating them about the value of our solutions. Sales of our products to such customers require an extensive sales effort throughout a customer's organization because decisions to purchase such products generally involve the evaluation of the software by a significant number of customer personnel in various functional and geographic areas, each often having specific and conflicting requirements. A variety of factors, including factors over which we have little or no control, may cause potential large enterprise customers to favor a particular supplier or to delay or forego a purchase. As a result of these or other factors, the sales cycle for our products to these large customers is long, typically ranging between three and nine months. As a result of the length of the sales cycle and the significant selling expenses resulting from selling into the large enterprise, our ability to forecast the timing and amount of specific sales is limited. The delay or failure to complete, in compliance with SOP 97-2, one or more large transactions to which we have devoted significant resources could have a material adverse effect on our business, operating results or financial condition and could cause significant variations in our operating results from quarter to quarter.

Our executive officers and certain key personnel are critical to our business and the loss of one or more of such officers and key personnel could materially adversely affect our business

     Our success will depend to a significant extent on the continued service of certain key sales, technical and senior management personnel. If we lost the services of one or more of our senior executives or key employees, this could materially adversely affect our business, results of operations and financial condition, particularly if one or more of our senior executives or key employees decided to join a competitor, or otherwise compete directly or indirectly with Inference. In addition, we do not maintain key man life insurance on our employees and have no plans to do so.

     On June 17, 1999, we announced that Glen Vendrick had resigned as Senior Vice President of America's sales operations, effective as of the end of June 1999. We have initiated a search to find a replacement for the position. We may experience delays in finding a replacement for the position, the new hire in that position may not integrate well in our existing management team, or he or she may be unsuccessful in fulfilling our desired objectives for the position. The occurrence of any of these factors could materially adversely affect our business, results of operations and financial condition.

We may not be able to recruit and retain the personnel we need to sustain or grow our business

     We consider our relation with our employees to be good, and there has never been an interruption in our business activities due to labor unrest. However, our future performance is contingent upon the uninterrupted service of key sales, technological and executive management staff and upon the maintenance of conditions that can help attract and retain capable salespeople, technicians and managers.

     We may not be successful in attracting, training and retaining qualified personnel, and the failure to do so, particularly in key functional areas such as product development and sales, could materially adversely affect our business, results of operations and financial condition. Competition for such personnel in the computer software industry is intense, and in the past we have experienced difficulty in recruiting qualified personnel, especially developers and sales personnel. The demand for qualified personnel is particularly acute in the San Francisco Bay Area, due to the large number of software companies and the low unemployment in the region. Our future success will likely depend in large part on our ability to attract and retain additional experienced sales, technical, marketing and management personnel. We expect competition for qualified personnel to remain intense, and we may not succeed in attracting or retaining such personnel.

Our failure to expand our direct sales force and third-party distribution channels would impede our revenue growth and financial condition

     To increase our revenue, we must increase the size of our direct sales force and the number of our indirect marketing and distribution partners, including software and hardware vendors and resellers. A failure to do so could have a material adverse effect on our business, operating results and financial condition. There is intense competition for sales personnel in our business, and we may not be successful in attracting, integrating, motivating or retaining new personnel for these positions. In addition, our existing or future marketing and distribution partners may choose to devote greater resources to marketing and supporting the products of competitors.

Competition may affect the amount of revenue we can generate from sales of our products and services which could adversely affect our business

     The market for customer support software is highly competitive, and there are certain competitors with substantially greater sales, marketing, development and financial resources than us. Among our major competitors in the problem identification and resolution segment of the market are Primus Knowledge Solutions, Inc., Clarify, Inc. and Verity, Inc. and other small privately held companies. Furthermore, many potential customers implement low-end text retrieval solutions or develop internal applications that eliminate the need to acquire software and services from third-party vendors such as us.

     We believe that that the competitive factors affecting the market for our products and services include vendor and product reputation; product quality, performance and price; product functionality and features; product scaleability; product integration with other enterprise applications; the availability of products on multiple platforms; product ease-of-use; and the quality of customer support services, documentation and training. The relative importance of each of these factors depends upon the specific customer involved. There can be no assurance that we will be able to compete effectively with respect to any of these factors.

     Our present or future competitors may be able to develop products comparable or superior to those offered by us or adapt more quickly than us to new technologies or evolving customer requirements. In order to be successful in future, we must respond to technological change, customer requirements and competitors' current products and innovations. In particular, while we are currently developing additional product enhancements that we believe address customer requirements, there can be no assurance that we will successfully complete the development or introduction of these additional product enhancements on a timely basis or that these product enhancements will achieve market acceptance. Accordingly, there can be no assurance that we will be able to continue to compete effectively in its market, that competition will not intensify or that future competition will not have a material adverse effect on our business, operating results and financial condition.

Our future revenue is substantially dependent upon service revenues; which is dependent on future sales of our software products

     We depend on our installed customer base for service revenues. Service revenues depend in part on ongoing renewals of support contracts by our customers, some of which may not renew their support contracts. Therefore, our current customers may not necessarily generate significant service revenue in future periods. In addition, our customers may not necessarily purchase additional products or professional services. Our service revenue is also dependent upon the continued use of these services by our installed customer base. Service revenues represented 43% of total revenues for fiscal 1999, 53% for fiscal 1998 and 43% for fiscal 1997. We anticipate that service revenues will continue to represent a significant percentage of total revenues. Because service revenues have lower gross margins than license revenues, a continued increase in the percentage of total revenues represented by service revenues or an unexpected decrease in license revenues could have a detrimental impact on overall gross margins and operating results. If service revenues are lower than anticipated, Inference's business, financial condition and operating results could be materially and adversely affected.

The market price of our Class A common stock will likely be subject to substantial price and volume fluctuations due to a number of factors, certain of which are beyond our control

     Stock prices and trading volumes for many software companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially adversely affect the market price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our common stock would likely decrease significantly. The market price of our common stock has fluctuated significantly in the past and may continue to fluctuate significantly because of:

     .    future announcements concerning us or our competitors,

     .    quarterly variations in operating results,

     .    announcements of technological innovations,

     .    changes in product pricing policies by us or our competitors,

     .    litigation relating to proprietary rights or otherwise,

     . market uncertainty about our financial condition or business prospects or the prospects for our market in general,

     . revenues or results of operations that do not match analysts' expectations,

     . the introduction of new products or product enhancements by us or our competitors,

     .    general business conditions in our industry,

     . changes in the mix of revenues attributable to license and maintenance sales, and

     . seasonal trends in technology purchases and other general economic conditions.

We may be unable to integrate the recently acquired Verix Software business into our business successfully

     If we do not successfully integrate Verix Software into our business, this may materially adversely affect our business and future operating results. Additionally, we may never achieve the anticipated synergies from the acquisition of Verix, including marketing, distribution or other operational benefits. Our acquisition of Verix, which was completed in April 1999 will require integrating the businesses and operations of the two companies. We acquired Verix with the intent of adding their Web customer profiling, personalization, product configuration and real-time sales promotions technology to our k-Commerce solution to enable real-time and targeted sales promotions to drive Web direct selling. Potential problems with this integration could include:

     .    Impairment of relationships with Verix customers

     . Difficulties in standardizing sales quotas, territories and incentive compensation plans for sales personnel

     . Difficulties in integrating Verix's distribution channels with our existing channels

     . The lack of focus on achieving our core business objectives if management pays excessive attention to the integration process

Our international operations are exposed to international business risks as well as fluctuations in the value of foreign currency

     Our international sales are made mostly from our foreign sales subsidiaries in their respective countries and are typically denominated in the local currency of each country. These subsidiaries also incur most of their expenses in the local currency. Accordingly, all foreign subsidiaries use the local currency as their functional currency.

     Our exposure to foreign exchange rate fluctuations arises in part from intercompany accounts in which costs incurred in the United States are charged to our foreign sales subsidiaries. These intercompany accounts are typically denominated in the functional currency of the foreign subsidiary in order to centralize foreign exchange risk with the parent company in the United States. We are also exposed to foreign exchange rate fluctuations as the financial results of foreign subsidiaries are translated into U.S. dollars in consolidation. As exchange rates vary, these results, when translated, may vary from expectations and adversely impact overall expected results. The effect of foreign exchange rate fluctuations on us in fiscal 1999 was not material.

     In addition, these subsidiaries which represent approximately 41% of our total revenue in fiscal 1999, are subject to risks typical of an international business, including, but not limited to the following, the occurrence of any of which could materially adversely impact our business, operations and financial condition:

     .    Difficulties in staffing and managing international operations

     .    Problems in collecting accounts receivable

     .    Longer payment cycles

     .    Fluctuations in currency exchange rates

     . Seasonal reductions in business activity during the summer months in Europe and certain other parts of the world

     .    Uncertainties relating to political, economic and tax circumstances

     .    Recessionary environments in foreign economies

     . Increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries

Any acquisitions or investments that we may make will be subject to a number of factors which could materially adversely affect our business and such investments or acquisitions may dilute existing stockholders

     As part of our business strategy, we may in the future review acquisition prospects that would complement our existing product offerings, augment our market coverage or enhance our technological capabilities, or that may otherwise offer growth opportunities. If we were to make such an acquisition or large investments, the risks described below could materially adversely affect our business and future operating results. However, we may not be able to complete any such additional acquisitions in the future. Any future acquisition or investment would present risks commonly encountered in acquisitions of businesses. The following are examples of such risks:

     . Difficulty in combining the technology, operations or work force of the acquired business

     .    Disruption of Inference's on-going businesses

     . Difficulty in realizing the potential financial or strategic benefits of the transaction

     . Difficulty in maintaining uniform standards, controls, procedures and policies across the existing and acquired businesses

     . Difficulty in entering markets where we have no or limited prior experience

     . Possible impairment of relationships with employees and customers as a result of any integration of new businesses and management personnel

     . Possible dilution to existing stockholders if the consideration for such transaction is paid in common stock

     . Possible write-offs of software development costs or other assets, incurrence of severance liabilities, or amortization of expenses related to goodwill and other intangible assets and/or the incurrence of debt, any of which could materially adversely affect Inference's business, financial conditions, cash flows and results of operations.

     There can be no assurance that we would be successful in overcoming these or any other significant risks encountered and failure to do so could have a material adverse effect upon our business, operating results and financial condition.

Errors in our products or the failure of our products to conform to customer specifications or expectations could result in our customers asserting claims for damages against us or in decreased sales of our products

     Because our software products are complex, they often contain errors or "bugs" that can be detected at any point in a product's life cycle. While we continually test our products for errors and work with customers through our customer support services to identify and correct bugs in our software, we expect that errors in our products will continue to be found in the future. Although many of these errors may prove to be immaterial, certain of these errors could be significant. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. These problems could materially adversely affect our business and future quarterly and annual operating results.

     A key determinative factor in our future success will continue to be the ability of our products to operate and perform well with existing and future leading, industry-standard application software products intended to be used in connection with our products. Failure to meet in a timely manner existing or future interoperability and performance requirements of certain independent vendors could adversely affect the market for our products.

     Commercial acceptance of our products and services could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and financial analysts and industry periodicals concerning us, our products, business or competitors or by the advertising or marketing efforts of competitors, or other factors that could affect consumer perception.

Product liability claims asserted against us in the future could adversely affect our business

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions. Although Inference has not experienced any product liability claims to date, the sale and support of our products may entail the risk of such claims, and there can be no assurance that we will not be subject to such claims in the future.
In particular, issues relating to Year 2000 compliance have increased awareness of the potential adverse effects of software defects and malfunctions. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. A material product liability claim could materially adversely affect our business.

We rely heavily on our intellectual property rights which offer only limited protection against potential infringers; if we cannot protect our intellectual property rights, our business could be adversely affected

     Our success depends in part upon its proprietary technology. Although case-based reasoning technology ("CBR") is available in the public domain, we believe implementation of the CBR technology is proprietary. We rely primarily relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights. We have been awarded several patents for our CBR and related technology. Our CBR technology is embedded in our current k-Commerce and CBR family of products. Despite the precautions we have taken, it may be possible for an unauthorized third party to copy or otherwise obtain and use our products, technology or other information that we regard as proprietary or to develop similar products or technology independently.

     In addition, effective trademark, copyright and trade secret protection may be unavailable or limited in certain foreign countries where we do not operate. We may also be unable to protect our technology because:

     . Unauthorized third parties may be able to copy aspects of our products or to obtain and use our proprietary information including by our licensing activities where we provide third parties with access to our data model and other proprietary information underlying our licensed applications

     . Our competitors may independently develop similar or superior technology

     .    Policing unauthorized use of our software is difficult

     . The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States

     . "Shrink-wrap" and/or "click-wrap" licenses may be wholly or partially unenforceable under the laws of certain jurisdictions

     We may have to employ litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others and any litigation could prove to be unsuccessful, result in substantial costs and diversion of resources and could materially adversely affect our business, future operating results and financial condition. In addition, we generally provide our products to end-users under signed license agreements. These agreements are negotiated with and signed by the licensee. We occasionally publish articles regarding our technical developments in industry publications that may prevent us from obtaining patent protection for ideas contained in such publications, thus increasing the availability to third parties of fundamental aspects of our technology. Our means of protecting our proprietary rights may not be adequate and our inability to protect our intellectual property rights may adversely affect our business and financial condition.

Third parties could assert that our products infringe their intellectual property rights, which could adversely affect our business

     We are not aware that any of our products infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by us with respect to current or future products. Any claims of this type could affect our relationships with existing customers and may prevent future customers from licensing our products. Any of these type of claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or license agreements may not be available on acceptable terms or at all. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which could have a material adverse effect on Inference's business, operating results and financial condition. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the customer support software industry grows and the functionality of such products overlaps with other industry segments. As a result of these factors, infringement claims could materially adversely affect our business.

Costs associated with ensuring that our products and internal operating systems are able to effectively work with the Euro conversion may adversely affect our business

     On January 1, 1999, a new currency, the Euro, became the legal currency for eleven of the fifteen member countries of the European Economic Community. Between January 1, 1999 and January 1, 2002, governments, companies and individuals may conduct business in these countries in both the Euro and the existing national currencies. On January 1, 2002, the Euro will become the sole currency in these countries.

     We are taking steps to evaluate internal system capabilities, review the ability of financial institution vendors to support Euro transactions and examine current marketing and pricing policies and strategies in light of the Euro conversion. Although, we have not yet completed evaluating the impact of the Euro conversion on our functional currency designations, the cost of this effort is not expected to have a material adverse effect on our results of operations or financial condition. There can be no assurance, however, that all issues related to the Euro conversion have been identified and that any additional issues would not have a material effect on our results of operations or financial condition.

     The conversion to the Euro also may have competitive implications on our pricing and marketing strategies, the impact of which are not known at this time. Additionally, we are at risk to the extent its principal European suppliers and customers are unable to deal effectively with the impact of the Euro conversion.

We may become subject to litigation

     We may become subject to legal proceedings and claims that arise in the ordinary course of business. We currently believe that the ultimate amount of liability, if any, with respect to any pending actions, either individually or in the aggregate, will not materially affect our financial position, results of operations or liquidity. However, the ultimate outcome of any litigation is uncertain. If an unfavorable outcome were to occur, the impact could be material. Furthermore, any litigation, regardless of the outcome, can have an adverse impact on Inference's results of operations as a result of defense costs, diversion of management resources, and other factors.

We are exposed to market rate risk for changes in interest rates

     Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We currently do not use derivative financial instruments. We invest, by policy, our excess cash balances in money market accounts, debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers and limit the amount of credit exposure to any one issuer. As of April 30, 1999, our investments consisted primarily of funds contained in money market accounts. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates.

Our future success is dependent on the continued growth and commercial acceptance of the Web

     Our future success depends in part upon the widespread adoption of the Web as a primary medium for business applications and communications. If the Web does not continue to increase in importance as a commercial medium, our business, operating results and financial condition could be materially affected. Critical issues concerning the commercial use of the Web, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Web use or the attractiveness of business communications over the Web.

     THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS

     This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important facts that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed in this Prospectus under "Risk Factors" and the prospective purchasers of the shares covered by this Prospectus should carefully consider these factors when purchasing such shares.

     Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth above. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended January 31, 1999, and our quarterly reports on Form 10-Q for the quarter ended April 30, 1999, which reports are incorporated herein by reference and such section of any subsequently filed Exchange Act reports.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth as of April 30, 1999 certain information with respect to the beneficial share ownership of the selling stockholders. The following table assumes the sale of all of the shares held by each selling stockholder. Prior to and after such sale no selling stockholder will beneficially own one percent (1%) or more of the Shares. There has been no material relationship between any of the Selling Securityholders and the registrant in the past three years.

     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after July 1, 1999, while those shares are not included for purposes of computing percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                  Number of Shares of
                                                     Common Stock           Number of Shares        Number of Shares of
                                                     Beneficially                   of                 Common Stock
                                                    Owned Prior to         Common Stock Being       Beneficially Owned
         Name of Selling Stockholder                   Offering                  Offered               After Closing
---------------------------------------------   -----------------------  ----------------------   ----------------------
Philip Alford                                                   120,888                 120,888                        0
Khanh C. Hoang                                                   22,075                  22,075                        0
Jason Maynard                                                    18,921                  18,921                        0
Anthony Nyugen                                                   21,155                  21,155                        0
Eric Lavin                                                        1,226                   1,226                        0
James Sutter                                                      2,102                   2,102                        0
Allen Bonde                                                         175                     175                        0
University of Southern California                                 5,518                   5,518                        0
Sanjay Vaswani                                                    1,401                   1,401                        0
Jeffrey A. Weiss                                                  1,401                   1,401                        0
Mark D. Evans                                                     1,401                   1,401                        0
Phil White                                                          560                     560                        0
Allen Weiner                                                        262                     262                        0
                                                                -------                 -------                 --------
Totals                                                          197,085                 197,085                        0

                             PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

     The sale of the shares may be effected in one or more of the following methods:

     .    ordinary brokers' transactions, which may include long or short sales;

     . transactions involving cross or block trades or otherwise on the Nasdaq National Stock Market;

     . purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     . "at the market" to or through market makers or into an existing market for the shares;

     . in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

     . through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

     . any combination of the foregoing, or by any other legally available means.

     In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the securities act. Neither Inference nor any selling stockholder can presently estimate the amount of such compensation. Inference knows of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for Inference by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 1999 and the financial statements of Verix Software included in our Current Report on Form 8-K/A dated July 9, 1999, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

           WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT INFERENCE

     We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms, including locations of regional offices. Our SEC filings are also available to the public from our Web site at http://www.Inference.com or at the SEC's Web site at http://www.sec.gov. Information on our Web site does not constitute part of this prospectus.

     We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the Commission as documents that we will file with the Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, until we close this offering. The documents we incorporate by reference are:

     1.   Our Annual Report on Form 10-K for the fiscal year ended January 31,
          1999.

     2.   Our Quarterly Report on Form 10-Q for the quarter ended April 30,
          1999.

     3. Our proxy materials on Schedule 14A as filed with the Commission on May 3 and May 28, 1999.

     4. Our Current Report on Form 8-K, dated May 17, 1999 and amended July 9, 1999.

     5. The description of Inference's common stock contained in its Current Report on Form 8-K as filed with the SEC on July 18, 1996 .

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Inference Corporation, 100 Rowland Way, Novato, California 94945; telephone number (415) 893-7200.

                        SEC POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Inference, Inference has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Inference of expenses incurred or paid by a director, officer, or controlling person of Inference in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Inference will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, payable by Inference in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market fee.

                                                                                 Amount to be Paid
                                                                                 -----------------
SEC registration fee..........................................................   $          229.00
Nasdaq National Market additional shares listing fee..........................   $        3,941.70
Transfer Agents' Fees.........................................................   $        3,000.00
Financial printers expenses...................................................   $        1,000.00
Legal fees and expenses.......................................................   $       20,000.00
Accounting fees and expenses..................................................   $        6,500.00
Miscellaneous expenses........................................................   $          329.30
                                                                                 -----------------
     Total....................................................................   $       35,000.00
                                                                                 =================

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article Eight of Inference's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

     Article VI of Inference's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

     Inference has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Inference's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 16.  Exhibits

Exhibit No.     Description
-----------     -----------

   2.1(1) Agreement and Plan of Reorganization by and among Inference Corporation, Inference Acquisition Corporation and Verix Software dated as of April 30, 1999

      5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding legality of the securities of the securities being registered

     23.1       Consent of Ernst & Young LLP, Independent Auditors

     23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

  24.1(2)       Power of Attorney (see page II-4)

  27.1(3) Financial Data Schedule for fiscal years ended January 31, 1999, 1998 and 1997
_______________________

(1) Incorporated by reference to Registrant's Current Report on Form 8-K, filed with the Commission on May 17, 1999 and subsequently amended and filed with the Commission on July 9, 1999.

(2)  Filed herein.

(3) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for fiscal year ended January 31, 1999 filed with the Commission on April 29, 1999.

Item 17.  Undertakings

     Inference hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Inference pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining any liability under the Securities Act, each filing of Inference's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Inference pursuant to the foregoing provisions, or otherwise, Inference has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Inference of expenses incurred or paid by a director, officer, or controlling person of Inference in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Inference will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Inference certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on the 12th day of July, 1999.

                                    INFERENCE CORPORATION

                                    By:  /s/ Mark A. Wolf
                                         -------------------------------------
                                         Mark A. Wolf
                                         Vice President and Chief Financial
                                          Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Charles
W. Jepson or Mark A. Wolf, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                                     Title                                Date
            ---------                                     -----                                ----
/s/  Charles W. Jepson              President and Chief Executive Officer (Principal       July 12, 1999
----------------------------------
     (Charles W. Jepson)            Executive Officer) and Director

/s/  Mark A. Wolf                   Vice President and Chief Financial Officer             July 12, 1999
----------------------------------
     (Mark A. Wolf)                 (Principal Financial and Accounting Officer)

/s/  Louis C. Cole                  Director                                               July 12, 1999
----------------------------------
     (Louis C. Cole)

/s/  C. Scott Gibson                Director                                               July 12, 1999
----------------------------------
     (C. Scott Gibson)

/s/  John J. Katsaros               Director                                               July 12, 1999
----------------------------------
     (John J. Katsaros)

/s/  Raymond A. Smelek              Director                                               July 12, 1999
----------------------------------
     (Raymond A. Smelek)

                                 EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

    2.1(1) Agreement and Plan of Reorganization by and among Inference Corporation, Inference Acquisition Corporation and Verix Software dated as of April 30, 1999

    5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding legality of the securities of the securities being registered

   23.1           Consent of Ernst & Young LLP, Independent Auditors

   23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

   24.1(2)        Power of Attorney (see page II-4)

   27.1(3) Financial Data Schedule for fiscal years ended January 31, 1999, 1998 and 1997

___________________

(1) Incorporated by reference to Registrant's Current Report on Form 8-K, filed with the Commission on May 17, 1999 and subsequently amended and filed with the Commission on July 9, 1999.

(2)  Filed herein.

(3) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for fiscal year ended January 31, 1999 filed with the Commission on April 29, 1999.